Farmer Mac Reports 2016 Results
and Announces Dividend Increase
Record Outstanding Business Volume of $17.4 Billion
WASHINGTON, March 9, 2017— The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced its results for the fiscal quarter and year ended December 31, 2016, which included $1.5 billion in net new business volume growth in 2016 that brought total outstanding business volume to $17.4 billion as of December 31, 2016. Farmer Mac's net income attributable to common stockholders for 2016 was $64.2 million ($5.97 per diluted common share), compared to $47.4 million ($4.19 per diluted common share) in 2015. Farmer Mac's 2016 core earnings, a non-GAAP measure, were $53.8 million ($5.01 per diluted common share), compared to $47.0 million ($4.15 per diluted common share) in 2015.
Farmer Mac's board of directors also approved an increase in the quarterly dividend on all classes of Farmer Mac's common stock to $0.36 per share beginning in first quarter 2017. This quarter's dividend amount represents a 38 percent increase over the $0.26 per share amount paid in each quarter during 2016 and is consistent with Farmer Mac's common stock dividend policy announced in March 2016, which has a goal of increasing the common dividend payout ratio of core earnings to approximately 30 percent over time.
"Our 2016 results reflect another strong year for Farmer Mac," said President and Chief Executive Officer Tim Buzby. "We achieved record outstanding business volume of $17.4 billion and 14.5 percent core earnings growth. Our credit quality is showing signs of normalization in some metrics, which we have been anticipating as part of the agricultural credit cycle, but is within our expectations and remains near historically favorable levels. Last year we increased our common stock dividend 63 percent, and with our 38 percent increase this year we believe we are on track to reach our targeted 30 percent core earnings payout for the 2018 year. Farmer Mac has increased its quarterly common stock dividend each of the past six years, and we believe these increases are supported by our earnings potential and overall capital position and are representative of Farmer Mac’s commitment to enhancing shareholder value over the long-term. We are also proud of the way we have positioned Farmer Mac for continued success in the future, as over the past several years we have brought in new personnel to fill key positions, created new positions, and significantly expanded our investment in the technology and capacity to better grow our business and more fully deliver upon our mission."
Earnings
Farmer Mac's net income attributable to common stockholders for 2016 was $64.2 million ($5.97 per diluted common share), compared to $47.4 million ($4.19 per diluted common share) for 2015. The $16.8 million increase in net income attributable to common stockholders from 2016 compared to 2015 was driven by an increase of $9.4 million after-tax in net interest income and the effects of unrealized fair value changes on financial derivatives and hedged assets, which was a $8.9 million after-tax gain in 2016 compared to a $7.1 million after-tax gain in 2015. Also contributing to the increase was the absence in 2016 of (1) an $8.1 million ($6.2 million after-tax) loss recorded in first quarter 2015 resulting from the write-off of deferred issuance costs upon the redemption of the Farmer Mac II LLC Preferred Stock on March 30, 2015; and (2) $3.5 million after-tax in dividend expense recorded during first quarter 2015 on that preferred stock. The increase was offset in part by a $3.1 million after-tax increase in non-interest expense driven primarily by higher general and administrative ("G&A") expenses, higher compensation and employee benefits expenses, and a decrease in the release of reserve for losses.
Core earnings in 2016 were $53.8 million ($5.01 per diluted common share), compared to $47.0 million ($4.15 per diluted common share) in 2015. The $6.8 million increase in core earnings was primarily attributable to higher total revenues, which included a $3.7 million after-tax increase in net effective spread, a non-GAAP measure, a $1.3 million after-tax increase in guarantee and commitment fee income, and a $0.4 million after-tax decrease in hedging costs. Also contributing to the increase was a $3.5 million after-tax decrease in preferred dividend expense resulting from the redemption of all outstanding shares of Farmer Mac II LLC Preferred Stock in first quarter 2015. The increase in core earnings in 2016 was offset in part by several factors. Credit-related expenses increased $0.5 million after-tax resulting from net provisions to the allowance for losses of $0.6 million after-tax in 2016 compared to net provisions of $0.1 million after-tax in 2015. Operating expenses also increased by $1.8 million after-tax, driven by higher G&A expenses and higher compensation and benefits expenses. The $1.3 million after-tax increase in G&A expenses was primarily attributable to higher consulting fees and information services expenses related to corporate strategic initiatives, continued technology and business infrastructure investments, and expenses related to business development efforts. The $0.5 million after-tax increase in compensation and benefits expenses was primarily due to an increase in headcount and employee health insurance costs.
Farmer Mac's net income attributable to common stockholders for fourth quarter 2016 was $25.5 million ($2.38 per diluted common share), compared to $15.0 million ($1.35 per diluted common share) for fourth quarter 2015. The $10.5 million increase in net income attributable to common stockholders from fourth quarter 2016 compared to fourth quarter 2015 was driven primarily by the effects of unrealized fair value changes on financial derivatives and hedged assets, which was a $11.2 million after-tax gain in fourth quarter 2016 compared to a $1.8 million after-tax gain in fourth quarter 2015.
Core earnings in fourth quarter 2016 were $13.9 million ($1.30 per diluted common share), compared to $13.1 million ($1.17 per diluted common share) in fourth quarter 2015. The $0.8 million increase in core earnings was primarily due to a $2.5 million after-tax increase in total revenues, which was led by a $1.3 million after-tax increase in net effective spread. The increase was offset in part by a $0.3 million after-tax increase in credit costs, a $0.7 million after-tax increase in G&A expenses, and a $0.4 million after-tax increase in compensation and benefits expenses. The increases in G&A expenses and compensation and benefits expenses for fourth quarter 2016 were attributable to the same factors described above that affected full year 2016.
See "Use of Non-GAAP Measures" below for more information about core earnings, core earnings per share, and net effective spread and for a reconciliation of the comparable GAAP measures to these non-GAAP measures.
Business Volume Highlights
During 2016, Farmer Mac added $4.4 billion of new business volume, with purchases of AgVantage securities, Farm & Ranch loans, and Rural Utilities loans under long-term standby purchase commitments ("LTSPCs") driving the volume growth. Specifically, Farmer Mac:

•	purchased $2.1 billion of AgVantage securities, including $68.4 million in Farm Equity AgVantage securities;

•	purchased $966.0 million of newly originated Farm & Ranch loans;

•	added $441.4 million of Rural Utilities loans under LTSPCs;

•	added $399.1 million of Farm & Ranch loans under LTSPCs;

•	purchased $375.2 million of USDA Securities;

•	issued $106.1 million of Farmer Mac Guaranteed USDA Securities; and

•	purchased $50.5 million of Rural Utilities loans.
After $2.9 billion of maturities and principal paydowns on existing business during 2016, which included over $1.5 billion in scheduled maturities of AgVantage securities, Farmer Mac's outstanding business volume increased by $1.5 billion from December 31, 2015 to $17.4 billion as of December 31, 2016. The increase in Farmer Mac's outstanding business volume was driven by broad-based net portfolio growth across most of Farmer Mac's products and lines of business. The increase in AgVantage securities was primarily driven by net portfolio growth from two long-standing issuers: (1) Rabo Agrifinance, Inc. and (2) National Rural Utilities Cooperative Finance Corporation ("CFC"), which increased their outstanding AgVantage business volume with Farmer Mac by $300.0 million and $210.1 million, respectively, in 2016. The new business volume in the Institutional Credit line of business also included the purchase of two $500.0 million AgVantage securities from Metropolitan Life Insurance Company ("MetLife"). MetLife used the proceeds from Farmer Mac's purchase of each of the $500.0 million AgVantage securities to refinance AgVantage securities of the same amount that matured in first quarter 2016 and third quarter 2016, respectively. Farmer Mac also purchased AgVantage securities of $68.4 million in 2016 under Farm Equity AgVantage facilities with agricultural real estate investment funds, compared to $99.1 million in 2015.
Spreads
Net interest income was $140.3 million in 2016, compared to $125.8 million in 2015. In percentage terms, net interest income for 2016 was 0.90 percent, compared to 0.88 percent in 2015. The $14.5 million year-over-year increase was due to several factors. One factor was the impact of an increase in short-term interest rates on assets and liabilities indexed to LIBOR due to the Federal Reserve's decision to raise the target range for the federal funds rate in fourth quarter 2015. This effect on net interest income occurred because interest expense used to calculate net interest income does not include all the funding expenses related to these assets, specifically the expense on financial derivatives not designated in hedge accounting relationships. This increase in short-term rates on assets and liabilities indexed to LIBOR did not have a similar effect on net effective spread as described below because net effective spread includes interest expense from all funding related to such assets, including interest expense from financial derivatives not designated in hedge accounting relationships. Another factor contributing to the year-over-year increase in net interest income was an increase in the average outstanding balance of Farm & Ranch loans, USDA Securities, and AgVantage securities. Also contributing to the increase were (1) lower net yield adjustments related to amortization of premiums and discounts on assets consolidated at fair value driven by slower prepayments on those assets and (2) an increase in the net effect of consolidated trusts due to an increase in securitization activity of Farm & Ranch loans during 2016. Farmer Mac earns the difference between the interest income recognized on loans in consolidated trusts and the related interest expense recognized on debt securities of consolidated trusts held by third parties. The increase was offset in part by (1) higher net yield adjustments from amortization of purchase premiums on certain Farm & Ranch loans and (2) a tighter spread on a large AgVantage security that was refinanced in first quarter 2016 at a shorter maturity than the original security.
Farmer Mac's net effective spread, a non-GAAP measure, was $125.1 million in 2016, compared to $119.4 million in 2015. In percentage terms, net effective spread for 2016 was 0.86 percent, compared to 0.87 percent in 2015. Farmer Mac uses net effective spread as an alternative measure to net interest income because management believes it is a useful metric that accurately reflects the economics of the net spread between all the assets owned by Farmer Mac and all related funding, including any associated derivatives, some of which may not be reflected in net interest income under GAAP.
For 2016 compared to 2015, the contraction in net effective spread in percentage terms was primarily due to (1) a higher average balance in lower-earning investment securities in 2016 compared to 2015, (2) a tighter spread on a large AgVantage security that was refinanced in first quarter 2016 at a shorter maturity than the original security, and (3) higher net yield adjustments from amortization of purchase premiums on certain Farm & Ranch loans in 2016 compared to 2015. The contraction was offset in part by a lower average balance in cash and cash equivalents primarily during the second half of 2016. The year-over-year increase in dollars was attributable to growth in outstanding business volume.
Net interest income was $36.7 million (0.95 percent) in fourth quarter 2016, compared to $31.0 million (0.84 percent) in fourth quarter 2015. The $5.7 million year-over-year increase in fourth quarter 2016 net interest income was driven primarily by the same factors described above that contributed to full year 2016 growth in net interest income as compared to full year 2015.
Net effective spread was $31.9 million (0.89 percent) in fourth quarter 2016, compared to $29.9 million (0.85 percent) in fourth quarter 2015. The increase in percentage terms in fourth quarter 2016 compared to fourth quarter 2015 was primarily attributable to a reduction in Farmer Mac's cash and cash equivalents balances and improvements in LIBOR-based funding costs. The increase was offset in part by an increase in the size of Farmer Mac's liquidity investment portfolio. The year-over-year increase in dollar terms in fourth quarter 2016 was primarily attributable to growth in outstanding business volume and improvements in LIBOR-based funding costs.
Credit Quality
In the Farm & Ranch portfolio, 90-day delinquencies were $21.0 million (0.34 percent of the Farm & Ranch portfolio) as of December 31, 2016, compared to $32.1 million (0.56 percent) as of December 31, 2015. The decrease in Farmer Mac's 90-day delinquencies as a percentage of its Farm & Ranch portfolio during 2016 primarily related to (1) the workout in January 2016 of two Agricultural Storage and Processing loans that financed one canola facility and (2) Farmer Mac's receipt of $6.0 million to pay off two long-standing delinquent timber loans with the same borrower. Farmer Mac expects that over time its 90-day delinquency rate will eventually revert closer to Farmer Mac's historical average due to macroeconomic factors and the cyclical nature of the agricultural economy, but Farmer Mac has not yet seen an impact on its portfolio or a rise in delinquencies related to these factors. Farmer Mac's average 90-day delinquency rate for the Farm & Ranch line of business over the last fifteen years is approximately one percent.
For Farmer Mac's other lines of business, there are currently no delinquent AgVantage securities or Rural Utilities loans held or underlying LTSPCs, and USDA Securities are backed by the full faith and credit of the United States. As a result, across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.12 percent of total business volume as of December 31, 2016, compared to 0.20 percent as of December 31, 2015.
Another indicator that Farmer Mac considers in analyzing the credit quality of its Farm & Ranch portfolio is the level of internally-rated "substandard" assets, both in dollars and as a percentage of the outstanding Farm & Ranch portfolio. Assets categorized as "substandard" have a well-defined weakness or weaknesses, and there is a distinct possibility that some loss will be sustained if deficiencies are not corrected. As of December 31, 2016, Farmer Mac's substandard assets were $165.2 million (2.7 percent of the Farm & Ranch portfolio), compared to $104.5 million (1.8 percent of the Farm & Ranch portfolio) as of December 31, 2015. Those substandard assets were comprised of 287 loans as of December 31, 2016, compared to 234 loans as of December 31, 2015. Of the $60.7 million year-over-year increase in substandard assets in the Farm & Ranch portfolio, Farmer Mac believes that approximately two-thirds of the increase suggests a modest deterioration in the agricultural credit environment likely resulting from lower farm incomes and declining land values in some regions due to lower prices for certain commodities. Specifically, lower prices for feed grains and oilseeds in the Midwest region were the primary drivers of the deterioration. Farmer Mac expects that over time its substandard asset rate will eventually revert closer to Farmer Mac's historical average due to macroeconomic factors and the cyclical nature of the agricultural economy. Although some credit losses are inherent to the business of agricultural lending, Farmer Mac believes that any losses associated with the current agricultural credit cycle will be moderated by the strength and diversity of its portfolio, which Farmer Mac believes is adequately collateralized. Farmer Mac's average substandard assets as a percent of its Farm & Ranch portfolio over the last 15 years is approximately 4 percent.
Lines of Business
Farmer Mac's operations consist of four lines of business – Farm & Ranch, USDA Guarantees, Rural Utilities, and Institutional Credit. Net interest income by business segment for fourth quarter 2016 was $12.4 million (147 basis points) for Farm & Ranch, $6.1 million (124 basis points) for USDA Guarantees, $3.1 million (123 basis points) for Rural Utilities, and $12.7 million (85 basis points) for Institutional Credit. Net effective spread by business segment for fourth quarter 2016 was $10.3 million (178 basis points) for Farm & Ranch, $5.3 million (108 basis points) for USDA Guarantees, $2.6 million (105 basis points) for Rural Utilities, and $11.6 million (78 basis points) for Institutional Credit.
Liquidity and Capital
Farmer Mac's core capital totaled $609.7 million as of December 31, 2016, exceeding the statutory minimum capital requirement by $143.2 million, or 31 percent, compared to $564.5 million as of

December 31, 2015, which was $102.4 million, or 22 percent, above the statutory minimum capital requirement. The increase in capital in excess of the minimum capital level was due primarily to an increase in retained earnings and a decrease in the amount of cash and cash equivalents needed to manage Farmer Mac's liquidity position in 2016.
As of December 31, 2016, Farmer Mac's total stockholders' equity was $643.4 million, compared to $553.5 million as of December 31, 2015. The increase in total stockholders' equity was a result of an increase in retained earnings and accumulated other comprehensive income. The increase in accumulated other comprehensive income was due to increases in fair value on certain fixed-rate USDA Securities. On October 1, 2016, Farmer Mac transferred $2.0 billion of USDA Securities and $32.8 million of Farmer Mac Guaranteed USDA Securities from available-for-sale to held-to-maturity to reflect Farmer Mac’s affirmative intent and ability to hold these securities until maturity or payoff. Farmer Mac transferred these securities at fair value as of the date of the transfer, which included a cost basis adjustment of unrealized appreciation in the amount of $73.8 million. The accumulated unrealized appreciation was retained in accumulated other comprehensive income. Both the cost basis adjustment and accumulated unrealized appreciation will be amortized as an adjustment to the yield on the held-to-maturity USDA Securities over the remaining term of the transferred securities.
As prescribed by FCA regulations, Farmer Mac is required to maintain a minimum of 90 days of liquidity. In accordance with the methodology prescribed by those regulations, Farmer Mac maintained an average of 158 days of liquidity during 2016 and had 165 days of liquidity as of December 31, 2016.

Dividends
On March 1, 2017, Farmer Mac's board of directors declared a quarterly dividend of $0.36 per share for each of Farmer Mac's three classes of common stock – Class A voting common stock (NYSE:AGM.A), Class B voting common stock (not listed on any exchange), and Class C non-voting common stock (NYSE: AGM). This quarterly dividend will be payable on March 31, 2017 to holders of record of common stock as of March 20, 2017. This represents the sixth consecutive year that Farmer Mac has increased its quarterly common stock dividend from the prior year, and Farmer Mac believes that the most recent increase is supported by Farmer Mac's earnings potential and overall capital position.
Farmer Mac's board of directors also declared a dividend on each of Farmer Mac's three classes of preferred stock. The quarterly dividend of $0.3672 per share of 5.875% Non-Cumulative Preferred Stock, Series A (NYSE: AGM.PR.A), $0.4297 per share of 6.875% Non-Cumulative Preferred Stock, Series B (NYSE: AGM.PR.B), and $0.375 per share of 6.000% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C (NYSE: AGM.PR.C), is for the period from but not including January 18, 2017 to and including April 17, 2017. The preferred stock dividends will be payable on April 17, 2017 to holders of record as of April 3, 2017.
Use of Non-GAAP Measures
In the analysis of its financial information, Farmer Mac sometimes uses measures of financial performance that are not presented in accordance with generally accepted accounting principles in the United States (GAAP), and these are considered "non-GAAP measures." Specifically, Farmer Mac uses the following non-GAAP measures: "core earnings," "core earnings per share," and "net effective spread." Farmer Mac uses these non-GAAP measures to measure corporate economic performance and develop financial plans because, in management's view, they are useful alternative measures in understanding Farmer Mac's economic performance, transaction economics, and business trends. The non-GAAP financial measures that Farmer Mac uses may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of these non-GAAP measures is intended to be supplemental in nature, and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.
Core Earnings and Core Earnings per Share
Core earnings and core earnings per share principally differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding the effects of fair value fluctuations. These fluctuations are not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is expected. Among other items, these fair value fluctuations have included unrealized gains or losses on financial derivatives and hedging activities related to the exchange of variation margin between Farmer Mac and its counterparties on both its cleared and non-cleared derivatives portfolios. However, beginning in first quarter 2017, the variation margin amounts exchanged between Farmer Mac and its counterparties on cleared derivatives will be considered as settlement rather than collateral as a result of a change in variation margin rules implemented by the Chicago Mercantile Exchange ("CME"), the central clearinghouse used by Farmer Mac. Specifically, effective January 3, 2017, CME began to deem the exchange of variation margin between derivatives counterparties as a partial settlement of each respective derivative contract rather than as collateral pledged by a counterparty. Accordingly, beginning in first quarter 2017, Farmer Mac will present its cleared derivatives portfolio net of variation margin payments on its consolidated balance sheets and will recognize realized gains or losses as a result of these payments on its consolidated statements of operations. However, Farmer Mac believes that even though these variation margin amounts will be accounted for as realized gains or losses on financial derivatives and hedging activities as a result of the CME rule change, the economic character of these transactions will remain the same as they were before the change. The fair value fluctuations related to the exchange of variation margin, whether considered a partial settlement of or the pledge of collateral under a derivatives contract, are not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP because the related financial instruments are expected to be held to maturity. Therefore, beginning in first quarter 2017, Farmer Mac will exclude the effects of realized gains or losses resulting from the exchange of variation margin on its cleared derivatives portfolio in its calculations of core earnings and core earnings per share to present them on a consistent basis with quarters prior to 2017.
Core earnings and core earnings per share also differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business. For example, the loss from retirement of the Farmer Mac II LLC Preferred Stock in first quarter 2015 has been excluded from core earnings and core earnings per share because it is not a frequently occurring transaction and not indicative of future operating results. This is also consistent with Farmer Mac's previous treatment of these types of origination costs associated with securities underwriting that are capitalized and deferred during the life of the security. For a reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings and of earnings per common share to core earnings per share, see the "Reconciliations" section below.

Net Effective Spread
Farmer Mac uses net effective spread to measure the net spread Farmer Mac earns between its interest-earning assets and the related net funding costs of these assets. Net effective spread differs from net interest income and net interest yield because it excludes (1) the amortization of premiums and discounts on assets consolidated at fair value that are amortized as adjustments to yield in interest income over the contractual or estimated remaining lives of the underlying assets, and (2) interest income and interest expense related to consolidated trusts with beneficial interests owned by third parties, which are presented on Farmer Mac's consolidated balance sheets as "Loans held for investment in consolidated trusts, at amortized cost." Farmer Mac excludes from net effective spread premiums and discounts on assets consolidated at fair value because they either do not reflect actual cash premiums paid for the assets at acquisition or are not expected to have an economic effect on Farmer Mac's financial performance if the assets are held to maturity, as is expected. Farmer Mac also excludes from net effective spread the interest income and interest expense associated with the consolidated trusts and the average balance of the loans underlying these trusts to reflect management's view that the net interest income Farmer Mac earns on the related Farmer Mac Guaranteed Securities owned by third parties is effectively a guarantee fee. Accordingly, the excluded interest income and interest expense associated with consolidated trusts is reclassified to guarantee and commitment fees for purposes of determining Farmer Mac's core earnings.
Net effective spread also principally differs from net interest income and net interest yield because it includes the accrual of income and expense related to the contractual amounts due on financial derivatives that are not designated in hedge accounting relationships ("undesignated financial derivatives"). Farmer Mac uses interest rate swaps to manage its interest rate risk exposure by synthetically modifying the interest rate reset or maturity characteristics of certain assets and liabilities.  The accrual of the contractual amounts due on interest rate swaps designated in hedge accounting relationships is included as an adjustment to the yield or cost of the hedged item and is included in net interest income. For undesignated financial derivatives, Farmer Mac records the income or expense related to the accrual of the contractual amounts due in "Gains/(losses) on financial derivatives and hedging activities" on the consolidated statements of operations.  However, the accrual of the contractual amounts due for undesignated financial derivatives are included in Farmer Mac's calculation of net effective spread, which is intended to reflect management's view of the net spread between an asset and all of its related funding, including any associated derivatives, whether or not they are in a hedge accounting relationship. For a reconciliation of net interest income and net interest yield to net effective spread, see the "Reconciliations" section below.

Forward-Looking Statements
Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties.  Various factors or events, both known and unknown, could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements herein, including uncertainties regarding:

•	the availability to Farmer Mac of debt and equity financing and, if available, the reasonableness of rates and terms;

•	legislative or regulatory developments that could affect Farmer Mac, its sources of business, or the agricultural or rural utilities industries;

•	fluctuations in the fair value of assets held by Farmer Mac and its subsidiaries;

•
the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac's products and the secondary market provided by Farmer Mac;

•	the general rate of growth in agricultural mortgage and rural utilities indebtedness;

•
the effect of economic conditions, including the effects of drought and other weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity;

•	developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;

•	changes in the level and direction of interest rates, which could, among other things, affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets;

•	the degree to which Farmer Mac is exposed to basis risk, which results from fluctuations in Farmer Mac's borrowing costs relative to market indexes such as LIBOR; and

•	volatility in commodity prices relative to costs of production and/or export demand for U.S. agricultural products.
Other risk factors are discussed in "Risk Factors" in Part I, Item 1A in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2016 filed today with the U.S. Securities and Exchange Commission ("SEC"). In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management's expectations as of the date of this release.

Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC. The information contained in this release is not necessarily indicative of future results.
Earnings Conference Call Information
The conference call to discuss Farmer Mac's fourth quarter and full year 2016 financial results will be held beginning at 11:00 a.m. eastern time on Thursday, March 9, 2017 and can be accessed by telephone or live webcast as follows:
Telephone (Domestic): (888) 346-2616
Telephone (International): (412) 902-4254
Webcast: https://www.farmermac.com/investors/events-presentations/
Presentation materials to be referenced during the call will be posted on the webpage that can be accessed by clicking on the link noted above. When dialing in to the call, please ask for the conference chairman Tim Buzby. The call can be heard live and will also be available for replay on Farmer Mac’s website for two weeks following the conclusion of the call.
More complete information about Farmer Mac's performance for fourth quarter and full year 2016 is set forth in Farmer Mac's Annual Report on Form 10-K for the period ended December 31, 2016 filed today with the SEC.
About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s premier secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer

Mac‘s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. In fact, we are often able to provide the lowest cost of borrowing to agricultural and rural borrowers. For more than a quarter-century, Farmer Mac has been delivering the capital and commitment rural America deserves. Additional information about Farmer Mac (including the Annual Report on Form 10-K referenced above) is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of
	December 31, 2016	December 31, 2015
	(in thousands)
Assets:
Cash and cash equivalents	$265,229	$1,210,084
Investment securities:
Available-for-sale, at fair value	2,515,851	2,775,025
Trading, at fair value	—	491
Total investment securities	2,515,851	2,775,516
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value	4,853,685	4,152,605
Held-to-maturity, at amortized cost	1,149,231	1,274,016
Total Farmer Mac Guaranteed Securities	6,002,916	5,426,621
USDA Securities:
Available-for-sale, at fair value	—	1,888,344
Trading, at fair value	20,388	28,975
Held-to-maturity, at amortized cost	2,009,225	—
Total USDA Securities	2,029,613	1,917,319
Loans:
Loans held for investment, at amortized cost	3,379,884	3,258,413
Loans held for investment in consolidated trusts, at amortized cost	1,132,966	708,111
Allowance for loan losses	(5,415)	(4,480)
Total loans, net of allowance	4,507,435	3,962,044
Real estate owned, at lower of cost or fair value	1,528	1,369
Financial derivatives, at fair value	23,182	3,816
Interest receivable (includes $12,584 and $7,938, respectively, related to consolidated trusts)	122,782	112,700
Guarantee and commitment fees receivable	38,871	40,189
Deferred tax asset, net	12,291	42,916
Prepaid expenses and other assets	86,322	47,780
Total Assets	$15,606,020	$15,540,354

Liabilities and Equity:
Liabilities:
Notes payable:
Due within one year	$8,440,123	$9,111,461
Due after one year	5,222,977	4,967,036
Total notes payable	13,663,100	14,078,497
Debt securities of consolidated trusts held by third parties	1,142,704	713,536
Financial derivatives, at fair value	58,152	77,199
Accrued interest payable (includes $10,881 and $6,705, respectively, related to consolidated trusts)	49,700	47,621
Guarantee and commitment obligation	37,282	38,609
Accounts payable and accrued expenses	9,415	29,089
Reserve for losses	2,020	2,083
Total Liabilities	14,962,373	14,986,634
Commitments and Contingencies (Note 12)
Equity:
Preferred stock:
Series A, par value $25 per share, 2,400,000 shares authorized, issued and outstanding	58,333	58,333
Series B, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,044	73,044
Series C, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,382	73,382
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization, 9,007,481 shares and 9,155,661 shares outstanding, respectively	9,008	9,156
Additional paid-in capital	118,655	117,862
Accumulated other comprehensive income/(loss), net of tax	33,758	(11,019)
Retained earnings	275,714	231,228
Total Stockholders' Equity	643,425	553,517
Non-controlling interest	222	203
Total Equity	643,647	553,720
Total Liabilities and Equity	$15,606,020	$15,540,354

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$6,807	$4,194	$27,042	$13,338
Farmer Mac Guaranteed Securities and USDA Securities	39,343	32,835	150,281	134,443
Loans	35,091	30,533	134,577	117,042
Total interest income	81,241	67,562	311,900	264,823
Total interest expense	44,528	36,591	171,626	139,016
Net interest income	36,713	30,971	140,274	125,807
Provision for loan losses	(461)	(3,366)	(1,065)	(2,388)
Net interest income after provision for loan losses	36,252	27,605	139,209	123,419
Non-interest income:
Guarantee and commitment fees	3,789	3,780	14,868	14,077
Gains on financial derivatives and hedging activities	15,390	1,592	2,311	2,531
(Losses)/gains on trading securities	(474)	696	1,460	1,220
(Losses)/gains on sale of available-for-sale investment securities	—	—	(9)	9
Gains/(losses) on sale of real estate owned	—	—	15	(1)
Other income	602	372	1,823	2,305
Non-interest income	19,307	6,440	20,468	20,141
Non-interest expense:
Compensation and employee benefits	5,949	5,385	22,772	22,047
General and administrative	4,352	3,238	15,109	13,111
Regulatory fees	625	613	2,463	2,413
Real estate owned operating costs, net	—	44	39	91
Provision for/(release of) reserve for losses	51	(3,415)	(63)	(2,180)
Non-interest expense	10,977	5,865	40,320	35,482
Income before income taxes	44,582	28,180	119,357	108,078
Income tax expense	15,793	9,912	42,057	34,239
Net income	28,789	18,268	77,300	73,839
Less: Net (income)/loss attributable to non-controlling interest	(28)	60	34	(5,139)
Net income attributable to Farmer Mac	28,761	18,328	77,334	68,700
Preferred stock dividends	(3,296)	(3,296)	(13,182)	(13,182)
Loss on retirement of preferred stock	—	—	—	(8,147)
Net income attributable to common stockholders	$25,465	$15,032	$64,152	$47,371

Earnings per common share and dividends:
Basic earnings per common share	$2.42	$1.39	$6.12	$4.33
Diluted earnings per common share	$2.38	$1.35	$5.97	$4.19
Common stock dividends per common share	$0.26	$0.16	$1.04	$0.64

Reconciliations
A reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings and core earnings per share are presented in the following tables along with a breakdown of the composition of core earnings:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	December 31, 2016	September 30, 2016	December 31, 2015
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$25,465	$16,364	$15,032
Less reconciling items:
Unrealized gains on financial derivatives and hedging activities	17,233	1,460	2,743
Unrealized (losses)/gains on trading securities	(474)	1,182	696
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(40)	(157)	(263)
Net effects of settlements on agency forward contracts	1,024	464	(162)
Income tax effect related to reconciling items	(6,210)	(1,032)	(1,055)
Sub-total	11,533	1,917	1,959
Core earnings	$13,932	$14,447	$13,073

Composition of Core Earnings:
Revenues:
Net effective spread(1)	$31,928	$32,199	$29,949
Guarantee and commitment fees(2)	5,158	4,533	4,730
Other(3)	1,189	(32)	(284)
Total revenues	38,275	36,700	34,395

Credit related expense/(income) (GAAP):
Provision for/(release of) losses	512	(31)	(49)
REO operating expenses	—	—	44
Gains on sale of REO	—	(15)	—
Total credit related expense/(income)	512	(46)	(5)

Operating expenses (GAAP):
Compensation and employee benefits	5,949	5,438	5,385
General and administrative	4,352	3,474	3,238
Regulatory fees	625	613	613
Total operating expenses	10,926	9,525	9,236

Net earnings	26,837	27,221	25,164
Income tax expense(4)	9,581	9,497	8,855
Net income/(loss) attributable to non-controlling interest (GAAP)	28	(18)	(60)
Preferred stock dividends (GAAP)	3,296	3,295	3,296
Core earnings	$13,932	$14,447	$13,073

Core earnings per share:
Basic	$1.33	$1.38	$1.21
Diluted	1.30	1.36	1.17

(1)	Net effective spread is a non-GAAP measure. See below for a reconciliation of net interest income to net effective spread.

(2)
Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(3)
Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and fair value adjustments on financial derivatives and trading assets and a reconciling adjustment to exclude the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities.

(4)	Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings.

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Year Ended
	December 31, 2016	December 31, 2015
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$64,152	$47,371
Less reconciling items:
Unrealized gains on financial derivatives and hedging activities	13,628	10,924
Unrealized gains on trading securities	1,460	1,220
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(849)	(1,319)
Net effects of settlements on agency forward contracts	1,699	(607)
Loss on retirement of Farmer Mac II LLC Preferred Stock(1)	—	(8,147)
Income tax effect related to reconciling items	(5,577)	(1,675)
Sub-total	10,361	396
Core earnings	$53,791	$46,975

Composition of Core Earnings:
Revenues:
Net effective spread(2)	$125,102	$119,380
Guarantee and commitment fees(3)	19,170	17,155
Other(4)	515	(806)
Total revenues	144,787	135,729

Credit related expense (GAAP):
Provision for losses	1,002	208
REO operating expenses	39	91
(Gains)/losses on sale of REO	(15)	1
Total credit related expense	1,026	300

Operating expenses (GAAP):
Compensation and employee benefits	22,772	22,047
General and administrative	15,109	13,111
Regulatory fees	2,463	2,413
Total operating expenses	40,344	37,571

Net earnings	103,417	97,858
Income tax expense(5)	36,478	32,562
Net (loss)/income attributable to non-controlling interest (GAAP)	(34)	5,139
Preferred stock dividends (GAAP)	13,182	13,182
Core earnings	$53,791	$46,975

Core earnings per share:
Basic	$5.13	$4.29
Diluted	5.01	4.15

(1)	Relates to the write-off of deferred issuance costs as a result of the retirement of Farmer II LLC Preferred Stock.

(2)	Net effective spread is a non-GAAP measure. See below for a reconciliation of net interest income to net effective spread.

(3)
Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(4)
Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and fair value adjustments on financial derivatives and trading assets and a reconciling adjustment to exclude the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities.

(5)	Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings.

Reconciliation of GAAP Basic Earnings Per Share to Core Earnings Basic Earnings Per Share
	For the Three Months Ended			For the Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(in thousands, except per share amounts)
GAAP - Basic EPS	$2.42	$1.56	$1.39	$6.12	$4.33
Less reconciling items:
Unrealized gains on financial derivatives and hedging activities	1.63	0.14	0.25	1.30	1.00
Unrealized (losses)gains on trading securities	(0.05)	0.11	0.06	0.14	0.11
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	—	(0.01)	(0.02)	(0.08)	(0.12)
Net effects of settlements on agency forward contracts	0.10	0.04	(0.01)	0.16	(0.06)
Loss on retirement of Farmer Mac II LLC Preferred Stock	—	—	—	—	(0.74)
Income tax effect related to reconciling items	(0.59)	(0.10)	(0.10)	(0.53)	(0.15)
Sub-total	1.09	0.18	0.18	0.99	0.04
Core Earnings - Basic EPS	$1.33	$1.38	$1.21	$5.13	$4.29

Shares used in per share calculation (GAAP and Core Earnings)	10,512	10,473	10,822	10,477	10,949

Reconciliation of GAAP Diluted Earnings Per Share to Core Earnings Diluted Earnings Per Share
	For the Three Months Ended			For the Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	(in thousands, except per share amounts)
GAAP - Diluted EPS	$2.38	$1.54	$1.35	$5.97	$4.19
Less reconciling items:
Unrealized gains on financial derivatives and hedging activities	1.60	0.14	0.24	1.26	0.97
Unrealized (losses)gains on trading securities	(0.04)	0.11	0.06	0.14	0.11
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	—	(0.01)	(0.02)	(0.08)	(0.12)
Net effects of settlements on agency forward contracts	0.10	0.04	(0.01)	0.16	(0.05)
Loss on retirement of Farmer Mac II LLC Preferred Stock	—	—	—	—	(0.72)
Income tax effect related to reconciling items	(0.58)	(0.10)	(0.09)	(0.52)	(0.15)
Sub-total	1.08	0.18	0.18	0.96	0.04
Core Earnings - Diluted EPS	$1.30	$1.36	$1.17	$5.01	$4.15

Shares used in per share calculation (GAAP and Core Earnings)	10,700	10,649	11,167	10,745	11,309

The following table presents a reconciliation of net interest income and net yield to net effective spread:

Reconciliation of GAAP Net Interest Income/Yield to Net Effective Spread
	For the Three Months Ended						For the Year Ended
	December 31, 2016		September 30, 2016		December 31, 2015		December 31, 2016		December 31, 2015
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
Net interest income/yield	$36,713	0.95%	$35,563	0.89%	$30,971	0.84%	$140,274	0.90%	$125,807	0.88%
Net effects of consolidated trusts	(1,369)	0.04%	(735)	0.04%	(950)	0.01%	(4,302)	0.03%	(3,078)	0.01%
Expense related to undesignated financial derivatives	(3,495)	(0.10)%	(2,807)	(0.08)%	(410)	(0.01)%	(11,480)	(0.08)%	(5,649)	(0.04)%
Amortization of premiums/discounts on assets consolidated at fair value	79	—%	178	0.01%	338	0.01%	610	0.01%	2,300	0.02%
Net effective spread	$31,928	0.89%	$32,199	0.86%	$29,949	0.85%	$125,102	0.86%	$119,380	0.87%
The following table presents core earnings for Farmer Mac's reportable operating segments and a reconciliation to consolidated net income for the three months ended December 31, 2016:

Core Earnings by Business Segment
For the Three Months Ended December 31, 2016
	Farm & Ranch	USDA Guarantees	Rural Utilities	Institutional Credit	Corporate	Reconciling Adjustments		Consolidated Net Income
	(in thousands)
Net interest income	$12,447	$6,122	$3,057	$12,672	$2,415	$—		$36,713
Less: reconciling adjustments(1)(2)(3)	(2,098)	(788)	(434)	(1,045)	(420)	4,785		—
Net effective spread	10,349	5,334	2,623	11,627	1,995	4,785		—
Guarantee and commitment fees(2)	4,152	51	497	458	—	(1,369)		3,789
Other income(3)(4)	88	44	2	—	1,057	14,327		15,518
Non-interest income/(loss)	4,240	95	499	458	1,057	12,958		19,307

Provision for loan losses	(461)	—	—	—	—	—		(461)

Provision for reserve for losses	(51)	—	—	—	—	—		(51)
Other non-interest expense	(4,260)	(1,082)	(642)	(1,456)	(3,486)	—		(10,926)
Non-interest expense(5)	(4,311)	(1,082)	(642)	(1,456)	(3,486)	—		(10,977)
Core earnings before income taxes	9,817	4,347	2,480	10,629	(434)	17,743	(6)	44,582
Income tax (expense)/benefit	(3,436)	(1,521)	(868)	(3,720)	(38)	(6,210)		(15,793)
Core earnings before preferred stock dividends and attribution of income to non-controlling interest - preferred stock dividends	6,381	2,826	1,612	6,909	(472)	11,533	(6)	28,789
Preferred stock dividends	—	—	—	—	(3,296)	—		(3,296)
Non-controlling interest - preferred stock dividends	—	—	—	—	(28)	—		(28)
Segment core earnings/(losses)	$6,381	$2,826	$1,612	$6,909	$(3,796)	$11,533	(6)	$25,465

Total assets at carrying value	$3,582,098	$2,096,503	$1,012,014	$6,008,574	$2,906,831	$—		$15,606,020
Total on- and off-balance sheet program assets at principal balance	$6,139,304	$2,094,375	$1,878,110	$7,287,686		—		$17,399,475

(1)	Excludes the amortization of premiums and discounts on assets consolidated at fair value, originally included in interest income, to reflect core earnings amounts.

(2)
Includes the reclassification of interest income and interest expense from consolidated trusts owned by third parties to guarantee and commitment fees, to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee.

(3)
Includes the reclassification of interest expense related to interest rate swaps not designated as hedges, which are included in "Gains/(losses) on financial derivatives and hedging activities" on the consolidated financial statements, to determine the effective funding cost for each operating segment.

(4)
Includes reconciling adjustments for fair value adjustments on financial derivatives and trading assets. Also includes a reconciling adjustment related to the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities. In 2016 and prior periods, fair value adjustments on financial derivatives included variation margin payment amounts because those amounts were considered to be collateral of the related exposure and were accounted for as unrealized gains or losses. However, effective first quarter 2017, CME implemented a change in its rules related to the exchange of variation margin, whereby variation margin payments will be considered a partial settlement of the respective derivatives contracts rather than as pledged collateral, and accounted for as realized gains and losses. See Note 6 for more information about this rule change. Farmer Mac believes that even though these variation margin amounts will be accounted for as realized gains or losses on financial derivatives and hedging activities as a result of the CME rule change, their economic character will remain the same as they were before the change. The fair value fluctuations related to the exchange of variation margin, whether considered a partial settlement of or the pledge of collateral under a derivatives contract, are not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP because the related financial instruments are expected to be held to maturity. Therefore, beginning in 2017, this reconciling adjustment will include realized gains and losses on financial derivatives centrally cleared through CME resulting from the exchange of variation margin. As a result, core earnings subsequent to 2016 will be presented on a consistent basis with core earnings in 2016 and prior periods.

(5)	Includes directly attributable costs and an allocation of indirectly attributable costs based on headcount.

(6)
Net adjustments to reconcile to the corresponding income measures: core earnings before income taxes reconciled to income before income taxes; core earnings before preferred stock dividends and attribution of income to non-controlling interest reconciled to net income; and segment core earnings reconciled to net income attributable to common stockholders.

Supplemental Information

The following table sets forth information regarding outstanding volume in each of Farmer Mac's four lines of business as of the dates indicated:

Lines of Business - Outstanding Business Volume
	As of December 31, 2016	As of December 31, 2015
	(in thousands)
On-balance sheet:
Farm & Ranch:
Loans	$2,381,488	$2,249,864
Loans held in trusts:
Beneficial interests owned by third party investors	1,132,966	708,111
USDA Guarantees:
USDA Securities	1,954,800	1,876,451
Farmer Mac Guaranteed USDA Securities	35,599	31,554
Rural Utilities:
Loans	999,512	1,008,126
Institutional Credit:
AgVantage Securities	6,004,472	5,439,383
Total on-balance sheet	$12,508,837	$11,313,489
Off-balance sheet:
Farm & Ranch:
LTSPCs	$2,209,409	2,253,273
Guaranteed Securities	415,441	514,051
USDA Guarantees:
Farmer Mac Guaranteed USDA Securities	103,976	10,272
Rural Utilities:
LTSPCs(1)	878,598	522,864
Institutional Credit:
AgVantage Securities	983,214	984,871
Revolving floating rate AgVantage facility(2)	300,000	300,000
Total off-balance sheet	$4,890,638	$4,585,331
Total	$17,399,475	$15,898,820

(1)	Includes $20.0 million and $8.8 million related to one-year loan purchase commitments on which Farmer Mac receives a nominal unused commitment fee as of December 31, 2016 and 2015, respectively.

(2)
As of both December 31, 2016 and, 2015, this facility had not been utilized. Farmer Mac receives a fixed fee based on the full dollar amount of the facility. If the counterparty draws on the facility, the amounts drawn will be presented as AgVantage Securities, and Farmer Mac will earn interest income on those securities.

The following table presents the quarterly net effective spread by segment:

	Net Effective Spread by Line of Business
	Farm & Ranch		USDA Guarantees		Rural Utilities		Institutional Credit		Corporate		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
December 31, 2016(1)	$10,349	1.78%	$5,334	1.08%	$2,623	1.05%	$11,627	0.78%	$1,995	0.26%	$31,928	0.89%
September 30, 2016	10,703	1.90%	5,189	1.07%	2,643	1.05%	11,427	0.75%	2,237	0.24%	32,199	0.86%
June 30, 2016	9,875	1.78%	4,588	0.96%	2,562	1.03%	11,407	0.77%	2,594	0.29%	31,026	0.84%
March 31, 2016	9,461	1.71%	4,308	0.91%	2,538	1.02%	11,090	0.80%	2,552	0.26%	29,949	0.82%
December 31, 2015	9,381	1.72%	4,518	0.96%	2,845	1.14%	10,899	0.80%	2,306	0.26%	29,949	0.85%
September 30, 2015	9,628	1.80%	4,630	0.99%	2,907	1.18%	11,271	0.81%	1,951	0.25%	30,387	0.88%
June 30, 2015	9,681	1.82%	4,466	0.98%	2,838	1.18%	10,860	0.78%	1,942	0.25%	29,787	0.88%
March 31, 2015(2)	10,114	1.97%	4,225	0.95%	2,804	1.15%	10,425	0.77%	1,689	0.20%	29,257	0.86%
December 31, 2014	8,682	1.71%	5,250	1.19%	2,908	1.18%	9,870	0.78%	1,732	0.26%	28,442	0.91%

(1)	Net effective spread is a non-GAAP measure. See "Non-GAAP Measures" for a reconciliation of GAAP net interest income by line of business to net effective spread by line of business.

(2)
Beginning in first quarter 2015, Farmer Mac revised its methodology for interest expense allocation among the Farm & Ranch, USDA Guarantees, and Rural Utilities lines of business. As a result of this revision, a greater percentage of interest expense has been allocated to the longer-term assets included within the USDA Guarantees and Rural Utilities lines of business. Net effective spread for periods prior to the quarter ended March 31, 2015 does not reflect this revision.

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders:

Core Earnings by Quarter Ended
	December 2016	September 2016	June 2016	March 2016	December 2015	September 2015	June 2015	March 2015	December 2014
	(in thousands)
Revenues:
Net effective spread	$31,928	$32,199	$31,026	$29,949	$29,949	$30,387	$29,787	$29,257	$28,442
Guarantee and commitment fees	5,158	4,533	4,810	4,669	4,730	4,328	4,085	4,012	4,097
Other(1)	1,189	(32)	(125)	(517)	(284)	(93)	(24)	(405)	(1,285)
Total revenues	38,275	36,700	35,711	34,101	34,395	34,622	33,848	32,864	31,254

Credit related (income)/expense:
Provision for/(release of) losses	512	(31)	458	63	(49)	(303)	1,256	(696)	(479)
REO operating expenses	—	—	—	39	44	48	—	(1)	48
(Gains)/losses on sale of REO	—	(15)	—	—	—	—	—	1	28
Total credit related (income)/expense	512	(46)	458	102	(5)	(255)	1,256	(696)	(403)

Operating expenses:
Compensation and employee benefits	5,949	5,438	5,611	5,774	5,385	5,236	5,733	5,693	4,971
General and administrative	4,352	3,474	3,757	3,526	3,238	3,676	3,374	2,823	2,992
Regulatory fees	625	613	612	613	613	600	600	600	600
Total operating expenses	10,926	9,525	9,980	9,913	9,236	9,512	9,707	9,116	8,563

Net earnings	26,837	27,221	25,273	24,086	25,164	25,365	22,885	24,444	23,094
Income tax expense(2)	9,581	9,497	8,956	8,444	8,855	8,924	8,091	6,692	4,858
Net income/(loss) attributable to non-controlling interest	28	(18)	(16)	(28)	(60)	(36)	(119)	5,354	5,414
Preferred stock dividends	3,296	3,295	3,296	3,295	3,296	3,295	3,296	3,295	3,296
Core earnings	$13,932	$14,447	$13,037	$12,375	$13,073	$13,182	$11,617	$9,103	$9,526

Reconciling items:
Unrealized gains/(losses) on financial derivatives and hedging activities	17,233	1,460	(2,076)	(2,989)	2,743	(6,906)	15,982	(895)	(5,719)
Unrealized (losses)/gains on trading assets	(474)	1,182	394	358	696	(8)	170	362	1,044
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(40)	(157)	(371)	(281)	(263)	(117)	(125)	(814)	(1,247)
Net effects of settlements on agency forward contracts	1,024	464	466	(255)	(162)	(390)	197	(252)	(46)
Loss on retirement of Farmer Mac II LLC Preferred Stock	—	—	—	—	—	—	—	(8,147)	—
Income tax effect related to reconciling items	(6,210)	(1,032)	556	1,109	(1,055)	2,598	(5,679)	2,461	2,089
Net income attributable to common stockholders	$25,465	$16,364	$12,006	$10,317	$15,032	$8,359	$22,162	$1,818	$5,647

(1)
Fourth quarter 2014 include $13.6 million of interest expense related to securities purchased under agreements to resell and securities sold, not yet purchased and $12.8 million of gains on securities sold, not yet purchased.

(2)	Fourth quarter 2014 reflects a reduction of $1.4 million in the tax valuation allowance against capital loss carryforwards related to capital gains on securities sold, not yet purchased.